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                                                                      Exhibit 12

               PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 2000 through 2004
                       (in thousands except ratio amounts)

                                                  2004             2003            2002           2001          2000
                                                ---------       ---------       ---------      ---------      ---------
Earnings:
   Pre-tax income from continuing
     operations                                 $ 123,894       $ 105,189       $  82,091      $  90,683      $  99,199
   Distributed income of equity
     investees                                     26,291          10,188          22,143          9,885          4,255
   Fixed charges                                   52,436          43,491          44,251         47,793         44,368
   Preferred security dividend, net of tax         (1,379)           (276)              -              -              -
                                                ---------       ---------       ---------      ---------      ---------
     Total Adjusted Earnings                    $ 201,242       $ 158,592       $ 148,485      $ 148,361      $ 147,822
                                                =========       =========       =========      =========      =========

Fixed Charges:
   Interest                                     $  48,973       $  41,401       $  42,250      $  45,286      $  42,010
   Amortization of debt expense                       429             365             366            420            465
   One-third of rental expense                      1,655           1,449           1,635          2,087          1,893
   Preferred security dividend, net of tax          1,379             276               -              -              -
                                                ---------       ---------       ---------      ---------      ---------
     Total Fixed Charges                        $  52,436       $  43,491       $  44,251      $  47,793      $  44,368
                                                =========       =========       =========      =========      =========

Ratio of Earnings to Fixed Charges                   3.84            3.65            3.36           3.10           3.33
                                                     ====            ====            ====           ====           ====
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